EXHIBIT 10.1

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of September 7, 2010 (this “Agreement”), is among JJ Media Investment Holding Limited (“JJ Media”), a company organized under the laws of the British Virgin Islands, and Focus Media Holding Limited (“Focus Media”) a limited liability company organized under the laws of the Cayman Islands.

WHEREAS, JJ Media is wholly-owned by Jason Nanchun Jiang, the chief executive officer and chairman and a significant shareholder of Focus Media;

WHEREAS, Focus Media has filed a Registration Statement on Form F-3 with the Securities and Exchange Commission on September 7, 2010, a Preliminary Prospectus Supplement dated September 7, 2010 and a Prospectus Supplement dated September 7, 2010 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplements”), in connection with the sale by JJ Media of 8,100,000 American depositary shares representing 40,500,000 Ordinary Shares of Focus Media (the “ADSs”); and

WHEREAS in connection with the sale by JJ Media of the ADSs, Focus Media, JJ Media and Jason Nanchun Jiang have entered into an Underwriting Agreement (the “Underwriting Agreement”), dated September 7, 2010 with Goldman, Sachs & Co. as underwriter (the “Underwriter”).

Terms used herein and not defined are defined in the Underwriting Agreement.

NOW, THEREFORE, in consideration of In consideration of Focus Media’s agreement to file the Registration Statement and the Prospectus Supplements and to enter into the Underwriting Agreement so as to facilitate the sale of ADSs by JJ Media, the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties.

For the purpose of the Underwriting Agreement, JJ Media hereby confirms that it has furnished to you for use in the Prospectus Supplements the following information (such information in sub-paragraphs a), b), c), d) and e) below, collectively the “Disclosure Items):

a)	The three paragraphs until the heading “Concurrent Capped Call and Swap Transactions”, concerning certain transactions JJ Media is entering into with the Underwriter and variable price seller;

b)	The text of the risk factor under the caption “Risk Factors—The capped call options that the selling shareholder expects to purchase concurrently with the pricing of this offering and related hedging transactions by the variable price seller and/or its affiliates may affect the market price of our ADSs”, concerning certain transactions JJ Media is entering into with the Underwriter and variable price seller;

c)	The statements concerning the intentions of JJ Media to apply a portion of the proceeds to purchase capped call options described on the front cover of the Prospectus Supplements, and under the captions “The Offering—Use of Proceeds” and “Use of Proceeds”;

d)	The section titled “Description of Concurrent Capped Call and Swap Transactions”, concerning certain transactions JJ Media is entering into with the Underwriter and variable price seller; and

e)	The information concerning JJ Media and Jason Nanchun Jiang under the caption “Principal and Selling Shareholders”

Section 1. Indemnification by JJ Media.

JJ Media will indemnify and hold harmless you against any losses, claims, damages or liabilities, joint or several, to which you may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Disclosure Items, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, and will reimburse you for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the liability of JJ Media pursuant to this letter shall not exceed the product of (i) the number of Shares sold by JJ Media and (ii) the purchase price per ADSs as set forth on the cover page of the Pricing Prospectus.

Section 4. Duty to Defend; Advance of Expenses. If any judicial or administrative proceeding, or threatened proceeding, including any government investigation, whether civil, criminal or otherwise (individually, an “Action” and collectively, “Actions”), is asserted, commenced or brought against Focus Media (the “Indemnitee”) for which Indemnitee may be indemnified by JJ Media pursuant to Section 3, JJ Media shall retain and direct counsel to defend such Action, and shall permit Indemnitee to monitor the defense thereof. Indemnitee shall have the right to approve such counsel, such approval not to be unreasonably withheld. Indemnitee shall cooperate fully with JJ Media and with such counsel in such defense. JJ Media shall assume responsibility for the payment of all reasonable fees and disbursements of such counsel.

Section 5. Notice of Claims. If Indemnitee receives complaints, claims or other notices of any Actions, Losses or other liabilities that may give rise to indemnification under Section 3, Indemnitee shall promptly notify JJ Media of each such complaint, claim or other notice; but the omission to so notify JJ Media shall not relieve the Managers and Datong from any liability under this Agreement.

Section 6. No Lawsuits. JJ Media agrees that it will not assert, commence or bring any Action against Indemnitee, or prosecute any lawsuit in state or federal court against Indemnitee on account of any act or omission by Indemnitee covered by JJ Media’s agreement to indemnify under Section 3, except to the extent of any gross negligence or willful misconduct on the part of such Indemnitee.

Section 7. Notices. Any notice or other communication under this Agreement shall be in writing and deemed given upon receipt by a party at its address set forth below:

If to Focus Media, to Focus Media Holding Limited, Unit No. 20, The Centrium, 60Wyndham Street, Central, Hong Kong, facsimile: +852-3583-0082, attention: General Manager; and if to JJ Media to, c/o Focus Media Holding Limited, Unit No. 20, The Centrium, 60Wyndham Street, Central, Hong Kong, facsimile: +852-3583-008, attention: Jason Nanchun Jiang.

Section 8. Counterparts; Modification; Headings.

(a) This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

(b) This Agreement may be executed by facsimile transmission and electronic mail, and such facsimile and electronic mail signatures shall be binding, of full force and effect and treated as original signatures.

(c) No modification of this Agreement shall be binding unless executed in writing by the parties hereto or their respective successors and permitted assigns.

(d) Section headings are not part of this Agreement, they are solely for convenience of reference and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 9. Successors and Assigns; Sole Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto and their respective heirs, executors, administrators, successors and assigns any legal or equitable rights, remedies or claims under or with respect to any provisions of this Agreement. No party hereto may assign its obligations under this Agreement without the prior consent of the other parties hereto.

Section 10. Agreement Not Exclusive. The right to indemnification provided to Indemnitee under this Agreement shall be independent of, and neither subject to nor in derogation of, any other rights to indemnification or exculpation to which Focus Media may be entitled, including, without limitation, any such rights that may be asserted under any other agreement, applicable corporate law, or any other contract or insurance.

Section 11. No Petition. Focus Media hereby covenants and agrees that it will not institute against, or join any other person instituting against, JJ Media any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings under the laws of any jurisdiction.

Section 12. Costs of Enforcement. JJ Media shall pay all reasonable costs and expenses incurred by Indemnitee in the enforcement of their rights under this Agreement, including, without limitation, all court costs and reasonable attorney’s fees.

Section 13. Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

Section 14. No Violation of Law. JJ Media shall be relieved of any obligation to make payment of an amount to an Indemnitee pursuant to the terms of this Agreement if payment of such amount would constitute a violation by JJ Media of applicable law or regulation, but only so long as, and only to the extent that, such payment constitutes such a violation.

Section 15. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions thereof

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, each of JJ Media and Focus Media has caused this Agreement to be executed by its respective duly authorized officer, as of the day and year first above written.

JJ MEDIA INVESTMENT HOLDING LIMITED.
/s/ Jason Nanchun Jiang

Name: Jason Nanchun Jiang
Title: Director
FOCUS MEDIA HOLDING LIMITED
By:	/s/ Alex Deyi Yang

Name: Title:	Alex Deyi Yang General Manager and Director